AGREEMENT AND PLAN OF REORGANIZATION

                              dated as of April 24, 1997

                                   by and among

                                   ICCE, Inc.,

                              Cama of Tampa, Inc.,

                              Cama Acquisition, Inc.

                                        and

                              Stephen S. Tutwiler

                                   TABLE OF CONTENTS

                                                  PAGE

I.   DEFINITIONS                                  1

II.  THE MERGER                                   3
     2.1  Merger                                  3
     2.2  Effective Time of the Merger            3
     2.3  Effect of the Merger                    3
     2.4  Certain Information With Respect to
          the Capital Stock of Cama, Cama
          Acquisition, and ICCE                   4

III. CONVERSION OF STOCK                          4
     3.1  Conversion of Outstanding Shares        4
     3.2  No Fractional Shares                    4
     3.3  Treasury Shares                         4
     3.4  Change in Number of Shares              5
     3.5  RIGHTS OF THE SHAREHOLDER               5

IV.  CLOSING                                      5
     4.1  The Closing Date                        5
     4.2  The Closing                             5

V.   REPRESENTATIONS AND WARRANTIES
     OF CAMA AND THE SHAREHOLDER                  6

     (A)  Representations and Warranties of Cama
          and the Shareholder.                    6
     5.1  Due Organization                        6
     5.2  Authorization                           6
     5.3  Capital Stock of Cama                   7
     5.4  Transactions in Capital Stock           7
     5.5  Subsidiaries                            7
     5.6  Predecessor Status, etc.                7
     5.7  Spin-off by Cama                        7
     5.8  Financial Statements                    7
     5.9  Liabilities and Obligations             8
     5.10 Accounts and Notes Receivable           8
     5.11 Permits, Intangibles, and Intellectual
          Property                                8
     5.12 Environmental Matters                   9
     5.13 Personal Property                       9
     5.14 Significant Customers; Material
          Contracts and Commitments               10
     5.15 Real Property                           10
     5.16 Insurance                               10
     5.17 Compensation; Employment
          Agreements; Organized Labor Matters     11
     5.18 Employee Plans                          11



                              i

     5.19 Compliance with ERISA                   11
     5.20 Conformity with Law, Litigation         13
     5.21 Taxes                                   13
     5.22 No Violations                           16
     5.23 Government Contracts                    16
     5.24 Absence of Changes                      16
     5.25 Deposit Accounts, Powers of Attorney    18
     5.26 Disclosure                              18
     5.27                                         18

     (B)  Representations and Warranties of
          the Shareholder                         18
     5.28 Authority, Ownership                    18
     5.29 Preemptive Rights                       18

VI.  REPRESENTATIONS OF CAMA ACQUISITION
     AND ICCE                                     19
     6.1  Due Organization                        19
     6.2  Authorization                           19
     6.3  Capital Stock of ICCE
          AND CAMA ACQUISITION                    19
     6.4  Transactions in Capital Stock,
          Reorganization Accounting               19
     6.5  Subsidiaries                            19
     6.6  Financial Statements                    20
     6.7  Liabilities and Obligations             20
     6.8  Conformity with Law, Litigation         20
     6.9  No Violations                           20
     6.10 ICCE Stock                              20
     6.11 No Side Agreements                      20
     6.12 Business; Real Property, Material
          Agreements                              21
     6.13 Permits and Intangibles                 21
     6.14 Disclosure                              21

VII. COVENANTS PRIOR TO CLOSING                   21
     7.1  Access and Cooperation; Due Diligence   21
     7.2  Conduct of Business Pending Closing     22
     7.3  Prohibited Activities                   22
     7.4  No Shop                                 23
     7.5  Notification of Certain Matters         24
     7.6  Further Assurances                      24
     7.7  Sale of Stock                           24

VIII.     CONDITIONS PRECEDENT TO OBLIGATIONS
          OF CAMA AND THE SHAREHOLDER             24
     8.1  Representations and Warranties;
          Performance of Obligations              24
     8.2  No Litigation                           25
     8.3  Opinion of Counsel                      25
     8.4  Consents and Approvals                  25


                              ii

     8.5  Good Standing Certificates              25
     8.6  No Material Adverse Change              25
     8.7  Secretary's Certificate                 25
     8.8  Employment Agreements                   25
     8.9  Registration Rights                     26
     8.10 Shareholders Agreement                  26
     8.11 Financing                               26
     8.12 Agreements                              26

IX.  CONDITIONS PRECEDENT TO OBLIGATIONS OF ICCE  26
     9.1  Representations and Warranties;
          Performance of Obligations              26
     9.2  No Litigation                           26
     9.3  Secretary's Certificate                 26
     9.4  No Material Adverse Effect              27
     9.5  Shareholders' Release                   27
     9.6  Termination of Related Party Agreements 27
     9.7  Opinion of Counsel                      27
     9.8  Consents and Approvals                  27
     9.9  Good Standing Certificates              27
     9.10 Employment Agreements                   27
     9.11 Registration Rights                     27
     9.12 Shareholders Agreement                  27
     9.13 Affiliates Agreements                   28

X.   COVENANTS OF ICCE AFTER CLOSING              28
     10.1 Preservation of Tax and Accounting
          Treatment                               28
     10.2 Preparation and Filing of Tax Returns   28
     10.3 Preservation of Employee Benefit Plans  29

XI.  INDEMNIFICATION                              29
     11.1 Survival of Representations and
          Warranties                              29
     11.2 Indemnification by the Shareholder      29
     11.3 Indemnification by ICCE                 29
     11.4 Claims                                  29
     11.5 Exclusive Remedy                        30
     11.6 Limitations on Indemnification          30

XII. TERMINATION OF AGREEMENT                     31
     12.1 Termination                             31

XIII. GENERAL                                     31
     13.1 Cooperation                             31
     13.2 Successors and Assigns                  31
     13.3 Entire Agreement                        31
     13.4 Counterparts                            31
     13.5 Brokers and Agents                      31


                              iii
     13.6 Expenses                                32
     13.7 Notices                                 32
     13.8 Governing Law                           32
     13.9 Exercise of Rights and Remedies         33
     13.10 Time                                   33
     13.11 Reformation and Severability           33
     13.12 Captions                               33
     13.13 Amendments and Waivers                 33


                              iv


                    SCHEDULES and EXHIBITS


Schedule 5.1   -    Qualifications to do Business; Fundamental Documents
Schedule 5.3   -    Exceptions Regarding Capital Stock of Cama
Schedule 5.4   -    Transactions in Capital Stock; Options & Warrants to
                    Acquire Capital Stock
Schedule 5.6   -    Names of Predecessor Companies
Schedule 5.7   -    Sales or Spin-Offs of Significant Assets
Schedule 5.8   -    Initial Financial Statements
Schedule 5.9   -    Significant Liabilities and Obligations
Schedule 5.10  -    Accounts and Notes Receivable
Schedule 5.11  -    Licenses, Franchises, Permits and Other Governmental
                    Authorizations
Schedule 5.12  -    Environmental Matters
Schedule 5.13  -    Personal Property
Schedule 5.14  -    Significant Customers and Material Contracts
Schedule 5.15  -    Real Property
Schedule 5.16  -    Insurance Policies and Claims
Schedule 5.17  -    Officers, Directors and Key Employees, Employment
                    Agreements; Compensation
Schedule 5.18  -    Employee Benefit Plans
Schedule 5.19  -    Violations of ERISA
Schedule 5.20  -    Violations of Law, Regulations or Orders
Schedule 5.21  -    Tax Returns and Examinations
Schedule 5.21(v) -  Federal, State, Local and Foreign Income Tax Returns Filed
Schedule 5.21(xvii)-     Aggregate Tax Losses
Schedule 5.22(a)    -    Violations of Charter and Documents and Material
                         Defaults
Schedule 5.23  -    Governmental Contracts Subject to Price Redetermination or
                    Renegotiation
Schedule 5.24  -    Changes Since Balance Sheet Date
Schedule 5.25  -    Deposit Accounts; Powers of Attorney
Schedule 5.29  -    Ownership of Cama Stock
Schedule 6.1   -    Articles and Bylaws of ICCE
Schedule 6.3   -    Ownership of ICCE Stock, etc.
Schedule 6.4   -    Transactions in Capital Stock of ICCE
Schedule 6.7   -    Liabilities and Obligations of ICCE
Schedule 6.8   -    Conformity with Law; Litigation of ICCE
Schedule 6.9   -    Violations of Charter Documents and Material Defaults of
                    ICCE
Schedule 6.12  -    Real Property and Material Personal Property and Agreements
                    of ICCE
Schedule 7.2   -    Exceptions to Conducting Business in the Ordinary Course
                    Between Balance Sheet Date and Consummation Date
Schedule 7.3   -    Prohibited Activities
Schedule 8.13  -    Financing


                                   v

Schedule 9.6   -    Exceptions to Terminations of Related Party Agreements


Exhibit A -    Form of Articles of Merger

Exhibit B      -    Form of Opinion of Nelson, Mullins, Riley & Scarborough,
                    LLP
Exhibit C -    Form of Employment Agreement
Exhibit D -    Form of Registration Rights Agreement
Exhibit E -    Form of Shareholders Agreement
Exhibit F -    Form of Opinion of Counsel to Cama
Exhibit G -    Form of Affiliate Agreement



                         AGREEMENT AND PLAN OF REORGANIZATION


     This Agreement and Plan of Reorganization (the "Agreement") is made as of April 24, 1997, by and among ICCE, Inc., a Georgia corporation ("ICCE"), Cama of Tampa, Inc., a Florida corporation ("Cama"), Cama Acquisition, Inc., a Florida corporation ("Cama Acquisition"), and Stephen S. Tutwiler (the "Shareholder"). The Shareholder is the sole shareholder of Cama.

     WHEREAS, ICCE is a corporation duly organized and existing under the laws of the State of Georgia, having been incorporated on March 10, 1997;

     WHEREAS, the respective Boards of Directors of ICCE and Cama deem it advisable and in the best interests of Cama and the Shareholder that Cama, pursuant to this Agreement and the applicable laws of the state of Florida, merge with Cama Acquisition, a wholly owned subsidiary of ICCE pursuant to a reverse triangular merger as more particularly set forth herein;

     WHEREAS, the Shareholder will receive shares of ICCE stock pursuant to such merger;

     WHEREAS, the parties intend that the merger qualify as a tax-free reorganization under Sections 351 and 368(a) of the Internal Revenue Code of 1986;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto agree as follows:


I.   DEFINITIONS

     Unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule or exhibit attached hereto and not otherwise defined herein shall have the following meanings:

     "1933 Act" means the Securities Act of 1933, as amended.

     "Acquired Party" shall have the meaning set forth in Section 5.21(i).

     "Articles of Merger" shall mean the Articles of Merger substantially in the forms attached hereto as Exhibit A, with such changes as may be required by Florida laws or agreement among the parties.

     "Balance Sheet Date" shall mean December 31, 1996.

     "Closing" shall have the meaning set forth in Section 4.1.

     "Closing Date" shall have the meaning set forth in Section 4.1.

     "COBRA" shall have the meaning set forth in Section 5.19.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company Financial Statements" shall have the meaning set forth in Section 5.8.

     "Cama Stock" shall have the meaning set forth in Section 3.1.

     "Conversion Ratios" shall have the meaning set forth in Section 3.1.

     "Effective Time of the Merger" shall mean the time as set forth in Section 2.2.

     "Environmental Laws" shall have the meaning set forth in Section 5.12.

     "ERISA" means Employee Retirement Income Security Act of 1974.

     "ICCE Documents" shall have the meaning set forth in Section 6.9.

     "ICCE Stock" shall mean the common stock, no par value, of ICCE.

     "Indemnification Threshold" shall have the meaning set forth in Section
11.6.

     "Indemnified Party" shall have the meaning set forth in Section 11.4.

     "Indemnifying Party" shall have the meaning set forth in Section 11.4.

     "IRS" shall mean the United States Internal Revenue Service.

     "Material Adverse Effect" shall mean a material adverse impact on the business, operations, affairs, prospects, properties, assets or condition (financial or otherwise) of the party referred to.

     "Material Documents" shall have the meaning set forth in Section 5.22.

     "Merger" shall mean the merger of Cama Acquisition with and into Cama as described in Section 2.1 below and pursuant to this Agreement and the applicable provisions of the State Laws.

     "PBGC" means Pension Benefit Guaranty Corporation.

     "Permits" shall have the meaning set forth in Section 5.11(a).

     "Plans" shall have the meaning set forth in Section 5.18.

     "Qualified Plans" shall have the meaning set forth in Section 5.19(ii).

     "Relevant Group" shall have the meaning set forth in Section 5.21(i).

     "Returns" shall have the meaning set forth in Section 5.21.

     "Rule" shall have the meaning set forth in Section 5.20.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "State Laws" shall mean the corporation law of each of Georgia and Florida.

     "Statutory Liens" shall have the meaning set forth at the end of Section 7.3(v).

     "Shareholder" shall have the meaning set forth in the first paragraph of this Agreement.

     "Tax" shall have the meaning set forth at the end of Section 5.21.

     "Tax Losses" shall have the meaning set forth in Section 5.21(xvi).

     "Taxing Authority" shall have the meaning set forth in Section 5.21.


                              II.  THE MERGER

     2.1 MERGER. Subject to the terms and conditions hereof and of the Articles of Merger, Cama Acquisition shall be merged with and into Cama in accordance with the applicable provisions of the State Laws; Cama shall be the surviving corporation, shall continue its existence under the name of "Cama of Tampa, Inc.", and shall succeed to and possess all of the assets, rights, liabilities and debts of Cama Acquisition;

     2.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time as the Articles of Merger (i) have been executed by Cama and Cama Acquisition in accordance with the applicable provisions of the State Laws,
(ii) have been duly filed with the appropriate authorities in Florida as required by the State Laws, and (iii) have become effective in accordance with their terms and the State Laws (the "Effective Time of the Merger").

     2.3. EFFECT OF THE MERGER.  Upon consummation of the Merger:

          (i) the Articles of Incorporation of Cama then in effect shall remain the Articles of Incorporation of Cama following the Merger;

          (ii) the Bylaws of Cama then in effect shall remain the Bylaws of Cama following the Merger;

          (iii) the officers of Cama immediately prior to the Effective Time of the Merger shall continue as the officers of Cama following the Merger in the same capacity or capacities;

          (iv) the assets, liabilities, and debts of Cama shall remain the assets, liabilities, and debts of Cama following the Merger.

     2.4 CERTAIN INFORMATION WITH RESPECT TO THE CAPITAL STOCK OF CAMA, CAMA ACQUISITION, AND ICCE. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of Cama and of ICCE as of the date of this Agreement are as follows:

          (i)  the authorized and outstanding capital stock of Cama is:

               Authorized Shares        Outstanding
               of Common Stock             Shares

                      10,000               10,000

          (ii) The authorized capital stock of ICCE consists of 45 million shares of ICCE Stock, of which no shares are issued and outstanding, and 5 million shares of preferred stock, no par value, of which no shares are issued and outstanding.

          (iii) Cama Acquisition has 10,000 authorized shares of no par value common stock, of which 1,000 shares are outstanding and owned by ICCE.


                              III. CONVERSION OF STOCK

     3.1 CONVERSION OF OUTSTANDING SHARES. At the Effective Time of the Merger, all of the stock of Cama issued and outstanding immediately prior to the Effective Time of the Merger (the "Cama Stock") shall be converted into a total of 131,143 shares of ICCE Stock according to the following conversion ratio (the "Conversion Ratios"):

          (i) Each outstanding share of common stock of Cama shall be converted into 13.1143 shares of ICCE Stock; and

          (ii) Each outstanding share of common stock of Cama Acquisition shall be converted into one share of Cama common stock.

     3.2 NO FRACTIONAL SHARES. No fractional shares shall be issued pursuant to the Merger. To the extent the Shareholder is entitled to receive a fractional share of ICCE Stock pursuant to Section 3.1 above, the number of shares of ICCE Stock that the Shareholder shall be entitled to receive shall be rounded down to the next lower whole number.

     3.3 TREASURY SHARES. All shares of stock that are held by Cama as treasury stock shall be retired and canceled and no shares of ICCE Stock or other consideration shall be delivered or paid in exchange therefor.

     3.4 CHANGE IN NUMBER OF SHARES. (a) If, prior to the Closing Date, there occurs an increase, decrease, or other change in the number of outstanding shares of any of the Cama Stock as a result of a stock split, stock dividend, reverse stock split, or other similar event, the Conversion Ratio under which shares of such Cama Stock may be converted into the right to receive shares of ICCE Stock pursuant to this Section 3.4 shall be proportionally adjusted so that the aggregate number of shares of ICCE Stock to be issued in the Merger and to be received by the Shareholder remains the same as set forth in Section
3.1 above.

     (b) If, prior to the Closing Date, there occurs an increase, decrease, or other change in the number of outstanding shares of ICCE Stock as a result of a stock split, stock dividend, reverse stock split, or other similar event, the Conversion Ratio under which shares of Cama Stock may be converted into the right to receive shares of ICCE Stock shall be proportionally adjusted so that the ownership interest of the Shareholder in ICCE shall remain the same. Nothing in the foregoing shall be deemed to prohibit ICCE from taking any and all such steps as are reasonably necessary to pursue and consummate such other business reorganizations, mergers, acquisitions or securities distributions as ICCE's management or its Board of Directors shall deem to be in the best interests of ICCE and its shareholders.

     3.5 RIGHTS OF THE SHAREHOLDER. All ICCE Stock received by the Shareholder pursuant to this Agreement shall, except for restrictions on resale or transfer described in any agreement among the parties hereof, have the same rights as all outstanding shares of ICCE Stock prior to the Merger, including all voting rights.

                              IV.  CLOSING

     4.1 THE CLOSING DATE. The closing of the Merger and the transactions hereunder (the "Closing") shall occur on the date as determined by the parties, which shall in any case be on or before May 15, 1997, unless otherwise agreed in writing by the parties (the "Closing Date").

     4.2 THE CLOSING. The Closing shall occur on the Closing Date at such time and place as agreed upon by the parties. At the Closing the following shall occur:

          (i) The Articles of Merger shall be filed with the appropriate state authorities, or if already filed shall become effective as provided therein and the Merger shall thereby be effected;

          (ii) The Shareholder shall deliver to ICCE the certificates representing all of the applicable Cama Stock, duly endorsed in blank by the Shareholder, or accompanied by blank stock powers, with all necessary transfer tax and other revenue stamps, acquired at the Shareholder's expense, affixed and canceled. To the extent any certificate representing Cama Stock is lost or missing, the applicable Shareholder shall deliver an affidavit of lost certificate and associated indemnifications in such form as may be approved by ICCE and its legal counsel. The Shareholder agrees to take all further actions necessary to cure any deficiencies with respect to the endorsement of the stock certificates or other documents of conveyance with respect to such Cama Stock or with respect to the stock powers accompanying any Cama Stock;

          (ii) ICCE shall deliver to the Shareholder newly issued shares of ICCE Stock in accordance with Section 3.1 above;

          (iv) Cama shall deliver to ICCE newly issued shares of its common stock in accordance with Section 3.1 above;

          (v) The certificates representing outstanding stock in Cama Acquisition shall be canceled; and

          (vi) All other transactions contemplated herein shall be completed, including the execution and delivery of the certificates pursuant to Sections 8.1 and 9.1 hereunder, the Shareholders Agreement pursuant to Sections 8.10 and 9.12, the Affiliate Letter pursuant to Section 9.13, the Registration Rights Agreement pursuant to Section 8.9 and 9.11, and any and all other documents required to be delivered hereunder.


          V.  REPRESENTATIONS AND WARRANTIES OF CAMA AND THE SHAREHOLDER

(A)  REPRESENTATIONS AND WARRANTIES OF CAMA AND THE SHAREHOLDER.

     Cama and the Shareholder represent and warrant to ICCE that, all of the representations and warranties in this Article V(A) are true at the date of this Agreement.

     5.1 DUE ORGANIZATION. Cama is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except (i) as set forth on Schedule 5.1 or (ii) where the failure to be so authorized or qualified would not have a Material Adverse Effect on Cama. Schedule 5.1 contains a list of all jurisdictions in which Cama is authorized or qualified to do business. A certified copy of the Certificate or Articles of Incorporation and a true, complete and correct copy of the Bylaws of Cama are attached hereto as Schedule 5.1. The minute books and stock records of Cama as provided to ICCE are correct and complete in all material respects.

     5.2 AUTHORIZATION. The execution and delivery of this Agreement by Cama and the completion of the transactions contemplated herein have been duly and validly authorized by the Board of Directors and the Shareholder, the representatives of Cama executing this Agreement have the authority to enter into and bind Cama to the terms of this Agreement, Cama has the full legal right, power and authority to enter into this Agreement and to effect the Merger, and this Agreement is a legal, valid and binding obligation of Cama.

     5.3 CAPITAL STOCK OF CAMA. The authorized stock of Cama is as set forth in Section 2.4(i). All of the issued and outstanding shares of the stock of Cama are owned by the Shareholder in the amounts set forth on Schedule 5.3 and, except as set forth on Schedule 5.3, such shares are owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. There are no other shareholders of Cama except as set forth on Schedule 5.3. All of the issued and outstanding shares of the stock of Cama have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by the Shareholder, and were offered, issued, sold and delivered by Cama in compliance with all applicable state and Federal securities and other laws. No shares were issued in violation of the preemptive rights of any past or present shareholder.

     5.4 TRANSACTIONS IN CAPITAL STOCK. Except as set forth on Schedule 5.4, Cama has not acquired any Cama Stock since January 1, 1992. No option, warrant, call, conversion right or commitment of any kind exists which obligates Cama to issue any of its authorized but unissued capital stock. Cama has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the voting stock structure of Cama nor the relative ownership of shares among any of its respective shareholders has been altered or changed in contemplation of the Merger.

     5.5 SUBSIDIARIES. Cama does not own, of record or beneficially, any capital stock or other equity interest in any entity, nor is Cama, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

     5.6 PREDECESSOR STATUS, ETC. Schedule 5.6 lists the names of all predecessor companies of Cama, including the names of any entities acquired by Cama (by stock purchase, merger, or otherwise) or from whom Cama previously acquired material assets. Except as set forth on Schedule 5.6, Cama has not been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded and Cama has never operated under any trade or fictitious name in any jurisdiction.

     5.7 SPIN-OFF BY CAMA. Except as set forth on Schedule 5.7, there has never been any sale, spin-off, split-off or split-up of material assets of either Cama or any other person or entity that directly or indirectly controls, is controlled by, or is under common control with Cama.

     5.8 FINANCIAL STATEMENTS. Schedule 5.8 contains copies of the following financial statements of Cama (the "Company Financial Statements"): Cama's preliminary and tentative audited Consolidated Balance Sheets as of December 31, 1996 and 1995, and Statements of Income, Cash Flows and Retained Earnings for each year in the three-year period ended December 31, 1996. Except as set forth on Schedule 5.8, the Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, and all such Consolidated Balance Sheets, Statements of Income, Cash Flows and Retained Earnings present fairly in all material respects the financial position and results of operations of Cama as of the dates indicated thereon.

     5.9 LIABILITIES AND OBLIGATIONS. Except as set forth on Schedule 5.9 or reflected on or reserved against in the balance sheet of Cama as of the Balance Sheet Date, Cama does not have any liabilities or obligations, other than liabilities incurred in the ordinary course of business in accordance with past practice which would not have a Material Adverse Effect on Cama. Schedule 5.9 contains the following information with respect to any liabilities for pending or threatened litigation or other liabilities for which the amount thereof has not been fixed, accrued or reserved:

          (i) a summary description of the liability, including amounts claimed and any other action or relief sought;

          (ii) copies of all relevant documentation relating thereto; and

          (iii) in the case of litigation, the name of the claimants and all other parties to the suit, the name of each court or agency before which such suit is pending, and the date such suit was filed or instituted.

     5.10 ACCOUNTS AND NOTES RECEIVABLE. Schedule 5.10 contains an accurate list of each of the accounts and notes receivable of Cama as of a date no later than 60 days prior to the date of this Agreement, and a list of all receivables from and advances to employees and the Shareholder separately indicated as such. All accounts and notes receivable are collectible in the amount shown on
Schedule 5.10, except as reserved against in the balance sheet of Cama or as set forth on Schedule 5.10.

     5.11 PERMITS, INTANGIBLES, AND INTELLECTUAL PROPERTY. (a) Cama holds all licenses, franchises, permits, registrations, and other governmental authorizations, licenses, franchises, and certificates, the absence of any of which could have a Material Adverse Effect on its business (the "Permits").
Schedule 5.11 contains an accurate list and summary description of the Permits. To the best of Cama's or the Shareholder's knowledge, the Permits are valid and currently in effect, and Cama has not received any notice that any governmental authority intends to cancel, terminate, or not renew any Permit. Cama has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect on Cama.

     (b) Schedule 5.11 contains a list of (i) all trademarks, service marks, and trade names owned, used, or licensed by Cama or in which Cama otherwise claims any rights, (ii) all state or federal registrations and applications for registration of any trademark or service mark of Cama, and (iii) all copyright applications and registrations, patents, and patent applications pertaining to Cama, its business or affairs. Except as set forth on Schedule 5.11, no such registration or application has been challenged, opposed, or invalidated, and there are no known claims or encumbrances against any of them. Schedule 5.11 contains a complete and accurate list of all computer software, programs, and other proprietary computer or other technology owned, developed, or licensed by Cama or in which Cama otherwise claims any right, other than retail shrink-wrap license software. To the best of Cama's or the Shareholder's knowledge, except as set forth on Schedule 5.11, no such computer software, program or other technology infringes upon any copyright, patent, trade secret, or other intellectual property right of any third party. Except as set forth on
Schedule 5.11, all such computer programs, and all intellectual property rights therein including copyrights, developed by or for Cama are owned solely by Cama and have either been produced by employees of Cama as works for hire under Federal copyright law or have been assigned to Cama in enforceable technology transfer agreements. Except as set forth on Schedule 5.11, all such computer software, programs and other technology (i) function properly and (ii) are capable of functioning and of recognizing and processing dates after January 1, 2000, to the same extent that they currently function.

     (c) Except as specifically provided on Schedule 5.11, the transactions contemplated by this Agreement will not result in a default under, a breach or violation of, or have a Material Adverse Effect on the rights and benefits afforded to Cama by any item listed on Schedule 5.11.

     5.12 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 5.12, to the best of Cama's or the Shareholder's knowledge, (i) Cama has complied with and is in compliance with all Federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it or any of its respective properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances (as such terms are defined in any applicable Environmental
Law); (ii) Cama has and is in compliance with all necessary permits and other approvals necessary to treat, transport, store, dispose of, and otherwise handle Hazardous Wastes and Hazardous Substances; (iii) there have been no releases or threats of releases (as defined in Environmental Laws) at, from, in, or on any property owned or operated by Cama in violation of any Environmental Law; (iv) Cama knows of no on-site or off-site location to which Cama has transported or disposed of Hazardous Wastes or Hazardous Substances or arranged for the transportation of Hazardous Wastes or Hazardous Substances, which site is the subject of any Federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against Cama or ICCE for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; and (v) Cama has no contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

     5.13 PERSONAL PROPERTY. Schedule 5.13 contains an accurate list of (i) all personal property reflected on the balance sheet of Cama at the Balance Sheet Date, (ii) each other item of personal property owned or used by Cama which has a value in excess of $2,500 as of the Closing Date, and (iii) all leases and agreements in respect of personal property. Schedule 5.13 contains
(i) true, complete and correct copies of all such leases, (ii) a listing of the capital costs of all assets subject to capital leases, and (iii) an indication of which assets are currently owned, or were formerly owned, by the Shareholder or business or personal affiliates of Cama or the Shareholder. Except as set forth on Schedule 5.13, (i) all personal property used by Cama in its business is either owned by Cama or leased by Cama pursuant to a lease included on
Schedule 5.13, (ii) all of the personal property listed on Schedule 5.13 is in good working order and condition, ordinary wear and tear excepted, and (iii) all leases and agreements included on Schedule 5.13 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

     5.14 SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS.  (a)
Schedule 5.14 contains an accurate list of all customers representing 5% or more of Cama's annual revenues for the years ended December 31, 1995 and 1996. Except to the extent set forth on Schedule 5.14, no such customer has canceled or substantially reduced or, to the best of Cama's or the Shareholder's knowledge, is currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by Cama.

     (b) Cama has listed on Schedule 5.14 all material contracts, commitments and similar agreements to which Cama is a party or by which it or any of its properties are bound, including, but not limited to, contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements, and licenses for software or other intellectual property. Cama has delivered true, complete and correct copies of such agreements to ICCE. Cama is not in default under any contracts or agreements and no notice of default under any such contract or agreement has been received which default would have a Material Adverse Effect on Cama. Schedule 5.14 contains a summary description of all plans or projects involving the opening of new operations, expansion of existing operations, the acquisition of any personal property, business or assets requiring, in any event, the payment of more than $20,000 by Cama.

     5.15 REAL PROPERTY. Schedule 5.15 includes a list of all real property owned or leased by Cama and all other real property, if any, used by Cama in the conduct of its business. Cama has good and insurable title to the real property owned by it subject to no material mortgage, pledge, lien, conditional sales agreement, encumbrance or charge, except as reflected on Schedule 5.15.
Schedule 5.15 shall, without limitation, contain true, complete and correct copies of all title reports and title insurance policies for real property owned by Cama. Schedule 5.15 contains a true, complete, and correct copy of all leases and agreements in respect of real property leased by Cama, and an indication as to which such properties, if any, are currently owned, or were formerly owned, by the Shareholder or business or personal affiliates of Cama or the Shareholder. Except as set forth on Schedule 5.15, all of such leases are in full force and effect and constitute valid and binding agreements of the parties and their successors in accordance with their respective terms.

     5.16 INSURANCE. Schedule 5.16 contains (i) an accurate list of all insurance policies carried by Cama, (ii) an accurate list of all insurance loss runs or workers compensation claims received since January 1, 1994, and (iii) true, complete and correct copies of all insurance policies currently in effect. Such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date. Except as set forth on Schedule 5.16, no insurance carried by Cama has ever been canceled by the insurer and Cama has never been denied coverage.

     5.17 COMPENSATION; EMPLOYMENT AGREEMENTS; ORGANIZED LABOR MATTERS.
Schedule 5.17 contains a list of all officers, directors, key employees and staff of Cama, all employment agreements with any of them, and a description of the compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each such person. Cama has provided to ICCE true, complete and correct copies of any employment agreements for persons listed on Schedule 5.17. Except as set forth on Schedule 5.17, since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except salary increases in the ordinary course of business implemented on a basis consistent with past practices. Cama is not bound by or subject to any arrangement with any labor union. No employees of Cama are represented by any labor union or covered by any collective bargaining agreement. No campaign to establish such representation is in progress. There is no pending or, to the best of Cama's and the Shareholder's knowledge, threatened labor dispute involving Cama or any group of its employees, nor has Cama experienced any labor interruptions over the past three years. Neither Cama nor the Shareholder has any knowledge of the intent of any employee (or employees) to leave Cama as a result of the Merger or otherwise whose departure(s) would have a Material Adverse Effect on Cama.

     5.18 EMPLOYEE PLANS. Attached hereto as Schedule 5.18 are complete and accurate copies, as of the date of this Agreement, of all employee benefit plans, all employee welfare benefit plans, all employee pension benefit plans, all multi-employer plans and all multi-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of ERISA, which are currently maintained and/or sponsored by Cama, or any benefit plans or arrangements, formal or informal, that are not subject to ERISA, including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements, or to which Cama currently contributes, or has an obligation to contribute in the future (including, without limitation, benefit plans or arrangements that are not subject to ERISA, such as employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements), together with copies of any trusts related thereto and a classification of employees covered thereby (collectively, the "Plans"). Schedule 5.18 sets forth all of the Plans that have been terminated within the past three years.

     5.19 COMPLIANCE WITH ERISA. (a) Except for the Plans, Cama does not maintain or sponsor, and is not a contributing employer to, a pension, profit-sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plan, employee welfare benefit plan, or any other compensation or benefit arrangement, formal or informal, with any of their respective employees, whether or not subject to ERISA.

     (b) Except as set forth on the Schedule 5.19 to best of Cama's or the Shareholder's knowledge, (i) all Plans are in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable laws, and, in all material respects, have been administered, operated and managed in substantial accordance with the governing documents; (ii) all Plans that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code are so qualified and have been determined by the IRS to be so qualified, and copies of the current plan determination letters, most recent actuarial valuation reports, if any, most recent Form 5500, or, as applicable, Form 5500-C/R filed with respect to each such Qualified Plan or employee welfare benefit plan and most recent trustee or custodian report, are included as part of Schedule 5.19;
(iii) to the extent that any Qualified Plans have not been amended to comply with applicable law, the remedial amendment period permitting retroactive amendment of such Qualified Plans has not expired and will not expire within 120 days after the Closing Date; (iv) all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, annual reports, summary annual reports, actuarial reports, PBGC-1 Reports, audits or tax returns) have been timely filed or distributed, or failure to timely file or deliver will not result in a Material Adverse Effect to Cama; (v) the Shareholder, any Plan, or Cama has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA; (vi) no Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and
Section 302(1) of ERISA; (vii) no circumstances exist pursuant to which Cama could have any direct or indirect liability whatsoever (including being subject to any statutory lien to secure payment of any such liability), to the PBGC under Title IV of ERISA or to the IRS for any excise tax or penalty with respect to any plan now or hereafter maintained or contributed to by Cama;
(viii) Cama currently has (or at the Closing Date will have) no obligation whatsoever to contribute to any "multi-employer pension plan" (as defined in ERISA Section 4001(a)(14)), nor has any withdrawal liability whatsoever (whether or not yet assessed) arising under, or capable of assertion under, Title IV of ERISA (including, but not limited to, Sections 4201, 4202, 4203, 4204, or 4205 thereof) been incurred by any Plan; (ix) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without notice to and approval by the IRS; (x) no Plan which is subject to the provisions of Title IV of ERISA has been terminated; (xi) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any Plan which were not properly reported; (xii) the valuation of assets of any Qualified Plan, as of the Closing Date, will exceed the actuarial present value of all accrued pension benefits under any such Qualified Plan in accordance with the assumptions contained in the Regulations of the PBGC governing the funding of terminated defined benefit plans; (xiii) with respect to Plans which qualify as "group health plans" under Section 4980B of the and Section 607(l) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), Cama and the Shareholder have complied (and on the Closing Date will have complied) in all material respects with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder as and when applicable to such plans, and Cama has not incurred (and will not incur) any material direct or indirect liability and is not (and will not be) subject to any material loss, assessment, excise tax penalty, loss of Federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by Cama or the Shareholder, at any time prior to the Closing Date, to comply with any such Federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against Cama or the Shareholder with respect to such group health plans; (xiv) Cama is not now, nor has it been within the past five years, a member of a "controlled group" as defined in ERISA Section 4001(a)(14); (xv) there is no pending litigation, arbitration, or disputed claim, settlement or adjudication proceeding, and to the best of Cama's or the Shareholder's knowledge, there is no threatened litigation, arbitration or disputed claim, settlement or adjudication proceeding, or any governmental or other proceeding, or investigation with respect to any Plan, or with respect to any fiduciary, administrator, or sponsor thereof (in their capacities as such), or any party in interest thereof; (xvi) Company Financial Statements as of the Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Plans, and no material funding changes or irregularities are reflected thereon which would cause such Financial Statements to be not representative of most prior periods; and (xvii) Cama has not incurred liability under Section 4062 of ERISA.

     (c) Cama has not entered into any contract under which it has assumed any liability related to any other person's qualified retirement plan. Cama has not made any representation or warranty to any person that the use of Cama's temporary employees would not have an adverse impact on such person's qualified benefit plan.

     (d) Cama is not subject to regulation or licensing in any jurisdiction in which it currently operates, pursuant to any Rule, as an employee leasing company or professional employer organization. Cama does not engage in "Employee Leasing." For purposes hereof, "Employee Leasing" shall mean an arrangement whereby a client of Cama places some or all of its workforce onto the payroll of Cama in a co-employment relationship in which Cama assumes responsibility for administration of payroll, benefits, and other human resources activities for the client. "Employee Leasing" does not include a temporary help arrangement, whereby an organization hires its own employees and assigns them to a client to support or supplement the client's workforce in special work situations such as employee absences, temporary skill shortages, seasonal workloads, and special assignments and projects.

     5.20 CONFORMITY WITH LAW, LITIGATION.  Except to the extent set forth on
Schedule 5.20, Cama has conducted its business in accordance with, has not violated, and is not in violation of any law, rule, statute, ordinance, regulation, or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality including but not limited to the rules and regulations of the U.S. Department of Justice Immigration and Naturalization Services regarding Employment Eligibility Verification (a "Rule") which would have a Material Adverse Effect on Cama. Except to the extent set forth on Schedule 5.20, there are no material claims, actions, suits or proceedings, pending or, to the best of Cama's or its Shareholder's knowledge, threatened, against or affecting Cama, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. The delivery of this Agreement and performance hereunder will not cause Cama to violate any Rule.

     5.21 TAXES.  Except as set forth on Schedule 5.21:

          (i) All Returns required to have been filed with any Taxing Authority by or with respect to Cama or any affiliated, combined, consolidated, unitary or similar group of which Cama is or was a member (a "Relevant Group") have been duly filed, and each such Return correctly and completely reflects the income, franchise or other Tax liability and all other information required to be reported thereon. All Taxes (whether or not shown on any Return) owed by Cama, any subsidiary and any member of a Relevant Group (individually, the "Acquired Party" and collectively, the "Acquired Parties") have been paid.

          (ii) The provisions for Taxes due by Cama and any subsidiaries (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in Company Financial Statements are sufficient for all unpaid Taxes.

          (iii) No Acquired Party is a party to any agreement extending the time within which to file any Return. No claim has ever been made by any Taxing Authority in a jurisdiction in which an Acquired Party does not file Returns that it is or may be subject to taxation by that jurisdiction.

          (iv) Each Acquired Party has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

          (v) No Acquired Party expects any Taxing Authority to assess any additional Taxes against or in respect of it for any past period. There is no dispute or claim concerning any Tax liability of any Acquired Party either (i) claimed or raised by any Taxing Authority or (ii) otherwise known to any Acquired Party. No issues have been raised in any examination by any Taxing Authority with respect to any Acquired Party which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined.
     Schedule 5.21(v) attached hereto lists all Federal, state, local and foreign income Tax Returns filed by or with respect to any Acquired Party for all taxable periods ended on or after January 1, 1991, indicates those Returns, if any, that have been audited, and indicates those Returns that currently are the subject of audit. Each Acquired Party has delivered to ICCE complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, such Acquired Party since January 1, 1993.

          (vi) No Acquired Party has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

          (vii) No Acquired Party has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Code.

          (viii) No Acquired Party is a party to any Tax allocation or sharing agreement.

          (ix) None of the assets of any Acquired Party constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of
     Section 168 of the Code. No Acquired Party is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code.

          (x) No Acquired Party is a "consenting corporation" within the meaning of Section 341(f)(1) of the Code, or comparable provisions of any state statutes, and none of the assets of any Acquired Party is subject to an election under
     Section 341(f) of the Code or comparable provisions of any state statutes.

          (xi) No Acquired Party is a party to any joint venture, partnership or other arrangement that is treated as a partnership for Federal income Tax purposes.

          (xii) There are no proposed accounting method changes or, to the best of Cama's or the Shareholder's knowledge, threatened accounting method changes, of any Acquired Party that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date.

          (xiii) No Acquired Party has received any written ruling of a Taxing Authority related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes.

          (xiv)     Each Acquired Party has disclosed (in accordance with
     Section 6662(d)(2)(B)(ii) of the Code) on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income Tax within the meaning of Section 6662(d) of the Code.

          (xv) No Acquired Party has any liability for Taxes of any person other than such Acquired Party (i) under Section 1.1502-6 of the regulations promulgated pursuant to the Code (the "Treasury Regulations") (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

          (xvi) There currently are no limitations on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items of any Acquired Party (collectively, the "Tax Losses") under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii)
     Section 384 of the Code, (iv) Section 269 of the Code, (v) Section 1.1502-15 and Section 1.1502-15A of the Treasury Regulations, (vi) Section 1.1502-21 and Section 1.1502-21A of the Treasury Regulations, or (vii) Sections 1.1502-91 through 1.1502-99 of the Treasury Regulations, in each case as in effect both prior to and following the Tax Reform Act of 1986.

          (xvii) At the Closing Date, Cama will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Cama which, if exercised or converted, would affect ICCE's acquisition or retention of ownership of more than 100% of the total combined voting power of all classes of Cama Stock and more than 80% of the total number of shares of each class of Cama non-voting stock.

          (xviii)   Cama is not an investment company as defined in Section
     368(a)(2)(F)(iii) and (iv) of the Code.

          (xix) The fair market value of the assets of Cama exceeds the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

          (xx) Cama is not under the jurisdiction of a court in a Title II or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     For purposes of this Section 5.21, the following definitions shall apply:

     "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of any Tax or with any Taxing Authority.

     "Tax" or "Taxes" means all Federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, sales, use, property, deed, stamp, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

     "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States Federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

     5.22 NO VIOLATIONS. Cama is not in violation of its Articles of Incorporation or Bylaws. Neither Cama nor, to best of Cama's or the Shareholder's knowledge, any other party thereto, is in default under any lease, instrument, agreement, license, or permit set forth on any Schedule hereto, or any other material agreement to which it is a party or by which its properties are bound (the "Material Documents"); and, except as set forth on
Schedule 5.22, the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach, or constitute a default under, any of the terms or provisions of the Material Documents or the Certificate or Articles of Incorporation or the Bylaws of Cama, which violation, breach, or default would have a Material Adverse Effect on Cama. Except as set forth on Schedule 5.22, none of the Material Documents requires notice to, or the consent or approval of any third party with respect to any of the transactions contemplated hereby, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation, acceleration, or loss of any right or benefit. Except as set forth on Schedule 5.22, none of the Material Documents prohibits the use or publication by Cama or ICCE of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts Cama from freely providing services to any other customer, potential customer, Cama, or ICCE.

     5.23 GOVERNMENT CONTRACTS. Except as set forth on Schedule 5.23, Cama is not now a party to any governmental contracts subject to price redetermination or renegotiation.

     5.24 ABSENCE OF CHANGES. Since the Balance Sheet Date, except as set forth on Schedule 5.24, there has not been:

          (i) any change in the financial condition, assets, liabilities (contingent or otherwise), income or business of Cama which has had a Material Adverse Effect on Cama;

          (ii) any damage, destruction or loss (whether or not covered by insurance) which had or may have a Materially Adverse Effect on Cama;

          (iii) any change in the authorized capital of Cama or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments with respect to Cama's securities;

          (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Cama other than S corporation dividends consistent with past practice;

          (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by Cama to any of its officers, directors, shareholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

          (vi) any work interruptions, labor grievances, or claims filed, or any event or condition of any character which had or may have a Material Adverse Effect on Cama;

          (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Cama to any person, including, without limitation, the Shareholder and his affiliates;

          (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Cama, including, without limitation, any indebtedness or obligation of the Shareholder or any affiliate thereof;

          (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property, or rights of Cama or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of Cama's business;

          (xi) any waiver of any material rights or claims of Cama;

          (xii) any breach, amendment, or termination of any material contract, agreement, license, permit or other right to which Cama is a party;

          (xiii) any transaction by Cama outside the ordinary course of its business;

          (xiv) any cancellation or termination of a material contract with a customer or client; or

          (xv) any other distribution of property or assets by Cama.

     5.25 DEPOSIT ACCOUNTS, POWERS OF ATTORNEY. Schedule 5.25 sets forth as of the date of this Agreement:

          (i) the name of each financial institution in which Cama has accounts or safe deposit boxes;

          (ii) the names in which the accounts or boxes are held;

          (iii)  the type of account and account number; and

          (iv) the name of each person authorized to draw thereon or have access thereto.

     Schedule 5.25 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from Cama and a description of the terms of such power.

     5.26 DISCLOSURE. This Agreement, including the schedules hereto, presents fairly the business and operations of Cama as addressed in the representations and warranties. Cama's rights under the documents delivered pursuant hereto would not be materially adversely affected by, and no statement made herein by Cama or the Shareholder would be rendered untrue by, any other document to which Cama or the Shareholder is a party, or by which its properties are subject, or by any other fact or circumstance known to Cama or to the Shareholder that is not otherwise disclosed herein.

     5.27 NOT USED

(B)  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

     The Shareholder represents and warrants to ICCE that all of the representations and warranties in this Article V(B) are true at the date of this Agreement and shall be true on the Closing Date.

     5.28 AUTHORITY, OWNERSHIP. The Shareholder has the full legal right, power and authority to enter into this Agreement. The Shareholder owns beneficially and of record all of the shares of the Cama Stock identified on
Schedule 5.3 and, except as set forth on Schedule 5.28, such Cama Stock is owned free and clear of all liens, encumbrances, and claims of every kind.

     5.29 PREEMPTIVE RIGHTS. Except as set forth in the ICCE Shareholders Agreement, the Shareholder does not have, or hereby permanently waives, any preemptive or other rights to acquire shares of Cama Stock or ICCE Stock that the Shareholder has or may have had other than the rights of the Shareholder to acquire ICCE Stock pursuant to (i) this Agreement or (ii) any option granted by ICCE.

               VI.  REPRESENTATIONS OF CAMA ACQUISITION AND ICCE

     ICCE and Cama Acquisition, as applicable, represent and warrant to Cama and to the Shareholder that all of the following representations and warranties in this Article VI are true at the date of this Agreement.

     6.1 DUE ORGANIZATION. Each of ICCE and Cama Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the state where it was organized, is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a Material Adverse Effect on Cama. True, complete and correct copies of the Articles of Incorporation and Bylaws of ICCE are attached hereto as
Schedule 6.1.

     6.2 AUTHORIZATION. The execution and delivery of this Agreement by ICCE and Cama Acquisition and the completion of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of ICCE and Cama Acquisition. The representatives of ICCE and Cama Acquisition executing this Agreement have the authority to enter into and bind their respective corporations to the terms of this Agreement, ICCE and Cama Acquisition has the full legal right, power and authority to enter into this Agreement and the Merger, and this Agreement is a legal, valid and binding obligation of ICCE and Cama Acquisition.

     6.3 CAPITAL STOCK OF ICCE AND CAMA ACQUISITION. The authorized capital stock of ICCE and of Cama Acquisition is as set forth in Section 2.4(ii) and
(iii). All of the issued and outstanding stock of Cama Acquisition is owned by ICCE. All of the issued and outstanding shares of the capital stock of Cama Acquisition and of ICCE have been duly authorized and validly issued, are fully paid and nonassessable, were offered, issued, sold and delivered by ICCE and Cama Acquisition in compliance with all applicable state and Federal laws concerning the issuance of securities, and were not issued in violation of the preemptive rights of any past or present shareholder.

     6.4 TRANSACTIONS IN CAPITAL STOCK, REORGANIZATION ACCOUNTING. Except as set forth on Schedule 6.4, no option, warrant, call, conversion right or commitment of any kind exists which obligates ICCE or Cama Acquisition to issue any of its authorized but unissued capital stock. Neither ICCE nor Cama Acquisition has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Schedule 6.4 contains a list of all stock option or stock purchase plans for ICCE, including a list, accurate as of the date of this Agreement hereof, of all outstanding options, warrants, or other rights to acquire shares of ICCE's stock.

     6.5  SUBSIDIARIES.   ICCE has no subsidiaries other than Cama Acquisition.
Cama Acquisition has no subsidiaries. Neither ICCE nor Cama Acquisition presently owns, of record or beneficially, any capital stock or other equity interest in any entity, nor is ICCE or Cama

Acquisition, directly or indirectly, a participant in any joint venture, partnership, or other non-corporate entity.

     6.6 FINANCIAL STATEMENTS. There are no prepared financial statements for ICCE or Cama Acquisition.

     6.7 LIABILITIES AND OBLIGATIONS. Except as set forth on Schedule 6.7, neither ICCE nor Cama Acquisition has any material liabilities, contingent or otherwise, except as set forth in or contemplated by this Agreement and except for fees and expenses incurred in connection with the transactions contemplated hereby and thereby.

     6.8  CONFORMITY WITH LAW, LITIGATION.  Except to the extent set forth on
Schedule 6.8, neither ICCE nor Cama Acquisition is in violation of any Rule which would have a Material Adverse Effect. Except to the extent set forth on
Schedule 6.8, there are no material claims, actions, suits or proceedings, pending or, to the knowledge of ICCE or Cama Acquisition, threatened, against or affecting ICCE or Cama Acquisition, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over ICCE or any of Cama Acquisition, and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. The delivery of this Agreement and performance hereunder will not cause ICCE or Cama Acquisition to violate any Rule.

     6.9 NO VIOLATIONS. Neither ICCE nor Cama Acquisition is (i) in violation of any of its Articles of Incorporation or Bylaws or (ii) in default under any lease, instrument, agreement, license, or permit to which it is a party, or by which any of them is bound (collectively, the "ICCE Documents"). The rights and benefits of ICCE and Cama Acquisition under the ICCE Documents will not be adversely affected by the transactions contemplated hereby, and the execution of this Agreement, the performance of the obligations hereunder, and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under any of the terms or provisions of the ICCE Documents or the Articles of Incorporation or the Bylaws of ICCE or Cama Acquisition. Except as set forth on Schedule 6.9, none of the ICCE Documents requires notice to, or the consent or approval of, any third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation, or acceleration or loss of any right or benefit.

     6.10 ICCE STOCK. Upon the issuance and delivery of the ICCE Stock to the Shareholder pursuant to this Agreement, such shares will constitute valid and legally issued shares of ICCE, fully paid and nonassessable.

     6.11 NO SIDE AGREEMENTS. Neither ICCE nor Cama Acquisition have entered nor will they, prior to the Closing, enter into any agreement with Cama or the Shareholder other than this Agreement and the agreements appearing as Exhibits hereto. ICCE and Cama Acquisition have made available to Cama copies of all agreements entered into between ICCE or Cama Acquisition and Cama or the Shareholder.

     6.12 BUSINESS; REAL PROPERTY, MATERIAL AGREEMENTS. ICCE was formed on March 10, 1997, and Cama Acquisition was formed on _________, 1997. Each of them conducted limited or no operations since that time. ICCE and Cama Acquisition have not conducted any material business since the date of their inception, except in connection with this Agreement. Neither ICCE nor Cama Acquisition owns or has at any time owned any real property or any material personal property or been a party to any other agreement, except as listed on
Schedule 6.12.

     6.13 PERMITS AND INTANGIBLES. ICCE and Cama Acquisition hold all permits the absence of any of which could have a Material Adverse Effect on their business. To the knowledge of ICCE and Cama Acquisition, the Permits are valid, and they have not received any notice that any governmental authority intends to cancel, terminate or not renew any such Permit. ICCE and Cama Acquisition have conducted and are conducting their business in compliance with the requirements, standards, criteria and conditions set forth in applicable permits, licenses, orders, approvals, variances, rules and regulations and are not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect on ICCE or Cama Acquisition. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to, ICCE or Cama Acquisition by any such Permits.

     6.14 DISCLOSURE. This Agreement, including the schedules hereto, presents fairly the business and operations of ICCE and Cama Acquisition. ICCE's and Cama Acquisition's rights under the documents delivered pursuant hereto would not be materially adversely affected by, and no statement made herein would be rendered untrue by, any other document to which ICCE or Cama Acquisition is a party, or by which their properties are subject, or by any other known fact or circumstance that is not disclosed pursuant hereto.

                         VII.  COVENANTS PRIOR TO CLOSING

     7.1 ACCESS AND COOPERATION; DUE DILIGENCE. (a) Cama agrees to afford the officers and authorized representatives of ICCE access to all of Cama's sites, properties, books and records and to furnish ICCE with such additional financial and operating data and other information as to the business and properties of Cama as ICCE may from time to time reasonably request. Cama agrees to cooperate with ICCE and its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials contemplated by this Agreement. ICCE, Cama Acquisition, the Shareholder, and Cama agree to treat all information obtained in connection with the negotiation and performance of this Agreement, or the due diligence investigations conducted with respect to each other, as confidential.

     (b) ICCE and Cama Acquisition agree to afford the officers and authorized representatives of Cama access to all of their sites, properties, books and records and to furnish Cama with such additional financial and operating data and other information as to the business and properties of ICCE and Cama Acquisition as Cama may from time to time reasonably request. ICCE and Cama Acquisition agree to cooperate with Cama and their representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials contemplated by this Agreement. Cama will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential.

     7.2 CONDUCT OF BUSINESS PENDING CLOSING. During the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, Cama agrees that it will, except as set forth on Schedule 7.2:

          (i) carry on its respective businesses in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

          (ii) maintain its respective properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

          (iii) perform all of its respective obligations under agreements relating to or affecting its respective assets, properties, or rights;

          (iv) keep in full force and effect present insurance policies or other comparable insurance coverage;

          (v) use its best efforts to maintain and preserve its business organization intact, retain its respective present key employees, and maintain its respective relationships with suppliers, customers, and others having business relations with it;

          (vi) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies, and similar governmental authorities;

          (vii) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments.; and

          (viii) maintain present salaries and commission levels for all officers, directors, employees and agents.

     7.3 PROHIBITED ACTIVITIES. During the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, each of Cama, ICCE, and Cama Acquisition agrees that it will not, except as set forth on Schedule 7.3:

          (i) make any change in its Certificate or Articles ofIncorporation or Bylaws;

          (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

          (iii) declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock or declare any dividends or make any distributions (other than S Corporation distributions), nor pay out any extraordinary bonuses in excess of pro rata bonuses customarily paid, or fees, or commissions to the Shareholder, directors, management or other personnel;

          (iv) enter into any contract or commitment or incur, or agree to incur, any liability or make any capital expenditures, except in the normal course of business consistent with past practice, involving amounts less than $5,000;

          (v) create, assume, or permit to exist any mortgage, pledge, or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (1) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $10,000 necessary or desirable for the conduct of the businesses of Cama, (2) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained) or materialmen's, mechanics', workers', repairmen's, employees', or other like liens arising in the ordinary course of business (the liens set forth in clause (2) being referred to herein as "Statutory Liens"), or (3) liens set forth on Schedule 5.15 hereto;

          (vi) sell, assign, lease, or otherwise transfer or dispose of any property or equipment except in the normal course of business;

          (vii) negotiate for the acquisition of any business or the start-up of any new business;

          (viii) merge or consolidate or agree to merge or consolidate with or into any other corporation;

          (ix) waive any material rights or claims;

          (x) commit a material breach of or amend or terminate any material agreement or Permit;

          (xi) enter into any other transaction outside the ordinary course of its business consistent with past business practice or prohibited hereunder; or

          (xii) change its accounts receivable collection practice or factor its accounts receivable in any way.

     7.4 NO SHOP. Except as required under applicable law, Cama and the Shareholder agree that they will not, and agree to cause each agent, officer, director, trustee or any representative of Cama not to, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly:

          (i) solicit or initiate the submission of proposals or offers from any person for,

          (ii) participate in any discussions pertaining to, or

          (iii) furnish any information to any person other than ICCE or its authorized agents relating to,

     any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, Cama or a merger, consolidation, or business combination of Cama.

     7.5 NOTIFICATION OF CERTAIN MATTERS. ICCE and Cama shall each notify the other of (i) the occurrence or non-occurrence of any event would be likely to cause any representation or warranty of such party contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and
(ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. The delivery of any notice pursuant to this Section 7.5 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, which modification may only be made pursuant to
Section 13.13, (ii) modify the conditions set forth in Articles VIII or IX, or
(iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     7.6 FURTHER ASSURANCES. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

     7.7 SALE OF STOCK. The Shareholder shall not sell any stock in Cama between the date of this Agreement and the date upon which financial statements are published which cover at least 30 days of post-Merger operations of ICCE on a consolidated basis.


       VIII.  CONDITIONS PRECEDENT TO OBLIGATIONS OF CAMA AND THE SHAREHOLDER

     The obligations of the Shareholder and of Cama are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

     8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of ICCE and Cama Acquisition contained in
Article VI shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by ICCE or Cama Acquisition on or before the Closing Date shall have been duly complied with and performed in all material respects, and a certificate to the foregoing effect dated the Closing Date and signed by the President or the Chief Financial Officer of ICCE shall have been delivered to the Shareholder.

     8.2 NO LITIGATION. Prior to the Closing Date, no action or proceeding before a court or any other governmental agency or body shall have been instituted to restrain or prohibit the Merger, and no governmental agency or body shall have taken any other action or made any request of Cama as a result of which the management of Cama deems it inadvisable to proceed with the transactions hereunder.

     8.3 OPINION OF COUNSEL. Cama shall have received an opinion from counsel for ICCE, dated the Closing Date, in substantially the form in Exhibit B.

     8.4 CONSENTS AND APPROVALS. All necessary consents of and filings required to be obtained from or made with the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, or any other federal, state, county, local or other governmental or regulatory, authority (including any self-regulated authority), commission, board or body, required by any Rule, or required from any third party under any material contract or otherwise relating to the consummation of the transactions contemplated herein shall have been obtained or filed and each such consent or filing shall be in full force and effect as of the Closing Date and all waiting periods required by any Rule shall have expired. No such consent shall be conditioned or restricted in a manner which would have a Material Adverse Effect on Cama or the transactions contemplated herein.

     8.5 GOOD STANDING CERTIFICATES. ICCE and Cama Acquisition shall have delivered to Cama a certificate or certificates, dated no later than ten days prior to the Closing Date, duly issued by the appropriate governmental authority in ICCE's and Cama Acquisition's respective states of incorporation, showing that ICCE and Cama Acquisition are in good standing and authorized to do business and that no state franchise and/or income tax returns and taxes for ICCE and Cama Acquisition, respectively, required to be filed or paid prior to the Closing have not been filed or paid, as the case may be.

     8.6 NO MATERIAL ADVERSE CHANGE. No event or circumstance shall have occurred with respect to ICCE or Cama Acquisition which would have a Material Adverse Effect on either of them.

     8.7 SECRETARY'S CERTIFICATE. Cama shall have received a certificate or certificates, dated the Closing Date and signed by the Secretary of ICCE, certifying the truth and correctness of attached copies of ICCE's and Cama Acquisition's respective Certificate or Articles of Incorporation (including amendments thereto), Bylaws (including amendments thereto), and resolutions of the boards of directors and, if required, the shareholders, of ICCE approving ICCE's and Cama Acquisition's entering into this Agreement and the consummation of the transactions contemplated hereby.

     8.8 EMPLOYMENT AGREEMENTS. The Shareholder shall have entered into an employment agreement with ICCE substantially in the form of Exhibit C hereto.

     8.9 REGISTRATION RIGHTS. ICCE shall have executed and delivered a Registration Rights Agreement in substantially the form attached hereto as Exhibit D.

     8.10 SHAREHOLDERS AGREEMENT. ICCE and each of its other shareholder shall have executed and delivered a First Amendment to the ICCE Shareholders Agreement adding the Shareholder as a party to the Shareholders Agreement. The Shareholders Agreement shall be in substantially the form attached hereto as Exhibit E.

     8.11 FINANCING. ICCE shall have secured financing upon such terms and conditions as are acceptable to Cama and ICCE sufficient to repay the liabilities set forth on Schedule 8.13, and either (i) each such liability shall be retired at or prior to the Closing, or (ii) ICCE shall have received a waiver from each person as required under any instrument governing any such debt sufficient to allow the consummation of the transactions contemplated herein.

     8.12 AGREEMENTS. The Shareholder and Cama shall have terminated (i) the shareholders agreements, voting agreements, voting trusts, and (ii) any existing agreement between Cama and the Shareholder (not including group medical, pension, profit-sharing or other plan), at or prior to the Closing Date.


     IX.  CONDITIONS PRECEDENT TO OBLIGATIONS OF ICCE AND CAMA ACQUISITION

     The obligations of ICCE and Cama Acquisition at the Closing are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

     9.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All the representations and warranties of the Shareholder and Cama contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Shareholder and Cama on or before the Closing Date shall have been duly performed or complied with in all material respects; and Cama and the Shareholder shall have delivered to ICCE a certificate dated the Closing Date and signed by them to such effect.

     9.2 NO LITIGATION. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the merger of Cama Acquisition with and into Cama.

     9.3 SECRETARY'S CERTIFICATE. ICCE shall have received a certificate from Cama, dated the Closing Date and signed by the secretary of Cama, certifying the truth and correctness of attached copies of Cama's Articles of Incorporation (including amendments thereto), Bylaws (including amendments thereto), and resolutions of its board of directors and the Shareholder approving Cama's entering into this Agreement and the consummation of the transactions contemplated hereby.

     9.4 NO MATERIAL ADVERSE EFFECT. No event or circumstance shall have occurred with respect to Cama which would constitute a Material Adverse Effect.


     9.5 SHAREHOLDERS' RELEASE. The Shareholder shall have delivered to ICCE an instrument dated the Closing Date releasing Cama from any and all claims of the Shareholder against Cama and ICCE and the obligations of Cama and ICCE to the Shareholder, except for director and officer indemnification claims as permitted by the Articles of Incorporation and Bylaws of Cama or applicable state corporate law, items specifically identified on Schedules 5.10 and 5.11 as being claims of or obligations to the Shareholder, continuing obligations to the Shareholder relating to their employment by Cama, and obligations arising under this Agreement or the transactions contemplated hereby.

     9.6 TERMINATION OF RELATED PARTY AGREEMENTS. All existing agreements described in Section 8.12 shall have been canceled effective prior to or as of the Closing Date as required by Section 8.12.

     9.7 OPINION OF COUNSEL. ICCE shall have received an opinion from counsel to Cama, dated the Closing Date, in substantially the form attached hereto as Exhibit F.

     9.8 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; all consents and approvals of third parties listed on Schedule 5.22 shall have been obtained; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of ICCE which would have a Material Adverse Effect on the transactions hereunder.

     9.9 GOOD STANDING CERTIFICATES. Cama shall have delivered to ICCE a certificate, dated as of a date no earlier than ten days prior to the Closing Date, duly issued by the appropriate governmental authority in Florida and, unless waived by ICCE, in each state in which Cama is authorized to do business, showing Cama is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for Cama for all periods prior to the Closing have been filed and paid.

     9.10 EMPLOYMENT AGREEMENTS. The Shareholder shall have executed and delivered an employment agreement substantially in the form of Exhibit C hereto.

     9.11 REGISTRATION RIGHTS. The Shareholder shall have executed and delivered a Registration Rights Agreement in substantially the form attached hereto as Exhibit D.

     9.12 SHAREHOLDERS AGREEMENT. The Shareholder shall have executed and delivered a First Amendment to the ICCE Shareholders Agreement adding the Shareholder as a party to the Shareholders Agreement. The Shareholders Agreement shall be in substantially the form attached hereto as Exhibit E.

     9.13 AFFILIATES AGREEMENTS. ICCE shall have received from all persons whom it reasonably believes to be an "affiliate" of Cama as such term is defined under Rule 145 of the 1933 Act an Affiliates Agreement substantially in the form attached hereto as Exhibit G.


                    X.  COVENANTS OF ICCE AFTER CLOSING

     10.1 PRESERVATION OF TAX AND ACCOUNTING TREATMENT. Except as contemplated by this Agreement, after the Closing Date, ICCE shall not and shall not permit any of its subsidiaries to undertake any act that would jeopardize the tax-free status of the reorganization, including:

     (a) the retirement or reacquisition, directly or indirectly, of all or part of the ICCE Stock issued in connection with the transactions contemplated hereby;

     (b) the entering into of financial arrangements for the benefit of the Shareholder; or

     (c) the disposition of any material part of the assets of ICCE within the two years following the Closing Date except in the ordinary course of business or to eliminate duplicate services or excess capacity.

     10.2 PREPARATION AND FILING OF TAX RETURNS. (a) Cama shall, if possible, file, or cause to be filed, all separate Returns of any Acquired Party for all taxable periods that end on or before the Closing Date. If Cama is an S Corporation, the Shareholder shall pay or cause to be paid all Tax liabilities shown by such Returns to be due.

     (b) ICCE shall file or cause to be filed all separate Returns of, or that include, any Acquired Party for all taxable periods ending after the Closing Date.

     (c) Each party hereto shall, and shall cause its subsidiaries and affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Return, amended Return, or claim for refund, determining a liability for Taxes or a right to refund of Taxes, or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities, and relevant records concerning the ownership and Tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file Returns pursuant to this Agreement shall bear all costs of filing such Returns.

     (d) ICCE, Cama and the Shareholder shall comply with the tax reporting requirements of Section 1.351-3 of the Treasury Regulations and treat the transaction as a tax-free reorganization under Section 351 and 368(a) of the Code.

     10.3 PRESERVATION OF EMPLOYEE BENEFIT PLANS. Except as required under any applicable Rule, following the Closing, ICCE shall not terminate any health insurance, life insurance, profit sharing or 401(k) plan in effect at Cama until such time as ICCE is able to replace such plan with a plan that is applicable to ICCE and all of its then existing subsidiaries. ICCE shall have no obligation to provide replacement plans that have the same terms and provisions as the existing plans, except that any new health insurance plan shall provide for coverage for preexisting conditions.


                         XI.  INDEMNIFICATION

     The Shareholder and ICCE each make the following covenants that are applicable to them, respectively:

     11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of the parties contained herein shall survive the Closing until the earlier of (i) 15 days following the issuance of post-Merger audited financial statements for ICCE and its subsidiaries on a consolidated basis which cover at least 30 days of post-Merger operations, and (ii) the one year anniversary of the Closing Date.

     11.2 INDEMNIFICATION BY THE SHAREHOLDER. The Shareholder covenants and agrees that he will indemnify, defend, protect and hold harmless ICCE at all times, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by ICCE or Cama as a result of or arising from (i) any breach of the representations and warranties of such Shareholder or Cama set forth herein, (ii) any breach of any obligation on the part of such Shareholder or Cama under this Agreement, (iii) any Tax imposed upon or relating to an Acquired Party for any pre-Closing Date period, or (iv) any Tax to which an Acquired Party is subject imposed upon or relating to any third party for a pre-Closing Date period, including, in each case, any such Tax for which an Acquired Party may be liable under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

     11.3 INDEMNIFICATION BY ICCE. ICCE covenants and agrees that it will indemnify, defend, protect and hold harmless the Shareholder at all times from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation, incurred by the Shareholder as a result of or arising from (i) any breach by ICCE or Cama Acquisition of its representations and warranties set forth herein, (ii) any material breach of any obligation of ICCE or Cama Acquisition hereunder, or (iii) any liabilities which the Shareholder may incur due to ICCE's failure to be responsible for the liabilities and obligations of Cama (except to the extent that ICCE has claims against the Shareholder by reason of such liabilities).

     11.4 CLAIMS. Each person to be indemnified pursuant to this Section 11 (an "Indemnitee") shall, within five days after the discovery by the Indemnitee of any matters giving arise to a claim for indemnification pursuant to Section 11.2 or 11.3, give written notice to the person or persons responsible for indemnifying such Indemnitee (an "Indemnifying Party") setting forth any claim with respect to which the Indemnitee seeks indemnification, provided that the failure of any Indemnitee to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article XI except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. In case any such action, proceeding or claim is brought against any Indemnitee, the Indemnifying Party shall be entitled to participate in and, unless in the reasonable good faith judgment of the Indemnitee a conflict of interest between such Indemnitee and the Indemnifying Party may exist in respect of such action, proceeding or claim, assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee. After notice from the Indemnifying Party to the Indemnitee of their election so to assume such defense, the Indemnifying Party shall not be liable to such Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such defense other than reasonable costs of investigation. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnitee's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be considered losses subject to indemnification hereunder. If the Indemnifying Party elects to defend any such action or claim, then the Indemnitee shall be entitled to participate in such defense with counsel of their choice at their sole cost and expense. The Indemnifying Party shall not be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. Anything in this Section 11.4 to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld), settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnitee or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee, a release from all liability in respect of such claim.

     11.5 EXCLUSIVE REMEDY. The indemnification provided in this Article XI shall (except as prohibited by ERISA) be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party, provided that, nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement.

     11.6 LIMITATIONS ON INDEMNIFICATION. ICCE and the other persons indemnified pursuant to Section 11.2 shall not assert any claim (other than a claim arising from a third party claim) for indemnification hereunder against the Shareholder until such time as, and solely to the extent that, the aggregate of all claims which such persons may have against the Shareholder shall exceed $50,000 (the "Indemnification Threshold"). Shareholder shall not assert any claim (other than a claim arising from a third person's claim) for indemnification hereunder against ICCE until such time as, and solely to the extent that, the aggregate of all claims which Shareholder may have against ICCE exceeds $50,000.

     Notwithstanding any other term of this Agreement (except the proviso to this sentence), the Shareholder shall not be liable under this Article XI for an amount which exceeds the fair market value (at the time when the amount of liability is determined) of the ICCE stock received by the Shareholder in connection with the Merger, provided that the Shareholder's indemnification obligations pursuant to Section 11.2(iv) shall not be so limited.


                    XII.  TERMINATION OF AGREEMENT

     12.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date by the unanimous mutual consent of the boards of directors of ICCE and Cama. Cama may withdraw from this Agreement after May 15, 1997, if the Closing has not occurred provided that Cama has paid all expenses incurred by ICCE in connection herewith, including its share of all professional fees.


                         XIII.  GENERAL

     13.1 COOPERATION. Cama, the Shareholder, and ICCE shall deliver or cause to be delivered to the others on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. Cama will cooperate and use its reasonable efforts to have the present officers, directors and employees of Cama cooperate with ICCE on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

     13.2 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of ICCE and Cama, and the heirs and legal representatives of the Shareholder.

     13.3 ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the parties hereto and supersede any prior agreement and understanding relating to the subject matter of this Agreement, except for paragraphs 4 (relating to confidential information) and 5 (relating to announcements) of the Memo of Understanding, which shall remain in effect. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the parties hereto. Any disclosure made on any Schedule delivered pursuant hereto shall be deemed to have been disclosed for purposes of any other Schedule required hereby.

     13.4 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     13.5 BROKERS AND AGENTS. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

     13.6 EXPENSES. The Shareholder shall pay his or her own personal professional fees necessary to consummate this transaction, and all sales, use, transfer, and other similar taxes and fees imposed in connection with the Merger. The Shareholder shall file all necessary documentation and Returns with respect to such taxes. Cama shall pay all legal and accounting fees incurred by such Cama in connection with this transaction.

     13.7 NOTICES. All notices of communication required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party.

     (a)  If to ICCE, addressed to it at:

               ICCE, Inc.
               Five Concourse Parkway
               Suite 2700
               Atlanta, Georgia  30328
               Attn: Timothy Mann, Jr.

          with copies to:

               Nelson Mullins Riley & Scarborough, L.L.P.
               First Union Plaza
               999 Peachtree Street, N.E.
               Suite 1400
               Atlanta, Georgia  30309
               Attn:  Glenn W. Sturm


     (b) If to Cama or the Shareholder, addressed to such party at its address set forth below; or to such other address or counsel as any party hereto shall specify pursuant to this Section 13.7 from time to time. Notice shall be effective upon receipt.

               Cama of Tampa, Inc.
               One Hundred North Tampa Street
               Suite 1925
               Tampa, FL  33602
               Attn:  Stephen S. Tutwiler

     13.8 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

     13.9 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     13.10  TIME.  Time is of the essence with respect to this Agreement.

     13.11 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby unless severing such provision(s) results in this Agreement not providing reasonable assurance to a party that he or it will receive substantially all of the benefits he or it bargained for.

     13.12 CAPTIONS. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

     13.13 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of ICCE and Cama. Any amendment or waiver effected in accordance with this Section 13.13 shall be binding upon each of the parties hereto, and their successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



"Cama"

Cama of Tampa, Inc.


By: /s/ Stephen S. Tutwiler
     Stephen S. Tutwiler, President


[SIGNATURES CONTINUED ON NEXT PAGE]

"Cama Acquisition"

Cama Acquisition, Inc.


By: /s/ Timothy Mann, Jr.
     Timothy Mann, Jr., President



ICCE, Inc.


By: /s/ Timothy Mann, Jr.
     Timothy Mann, Jr., President


"Shareholder"


/s/ Stephen S. Tutwiler
Stephen S. Tutwiler

                                             SCHEDULE 1

Stephen S. Tutwiler
Cama of Tampa, Inc.
One Hundred North Tampa Street
Suite 1925
Tampa, Flordia 33602

Counsel: